Exhibit 99.2

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

January 31, 2021

Mr. James Evans

Northern Oil and Gas, Inc.

601 Carlson Parkway, Suite 990

Minnetonka, MN 55305

Re:	Evaluation Summary – NYMEX Strip Price Case
Northern Oil and Gas, Inc. Interests
Total Proved Reserves
As of December 31, 2020

Dear Mr. Evans:

As requested, this brief letter was prepared on January 31, 2021 for Northern Oil & Gas Inc. (“NOG”) for the purpose of submitting our estimates of total proved reserves and forecasts of economics attributable to the subject interests based in Montana, New Mexico, North Dakota and South Dakota. We evaluated 100% of NOG’s reserves for this evaluation. This analysis is based upon the provided January 20, 2021 NYMEX strip price deck as noted on page two of this letter. The results of this evaluation are presented in the composite summary below:

		Proved Developed Producing	Proved Developed Non-Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl	59,341.1	11,993.7	71,334.8	41,208.3	112,543.1
Gas	- MMcf	108,949.2	18,053.6	127,002.7	58,547.2	185,549.9
NGL	- Mbbl	0.0	0.0	0.0	0.0	0.0
Net Revenue
Oil	- M$	2,403,685.6	482,954.4	2,886,640.6	1,652,428.5	4,539,068.4
Gas	- M$	216,270.8	44,923.5	261,194.3	128,148.1	389,342.4
NGL	- M$	0.0	0.0	0.0	0.0	0.0
Severance Taxes	- M$	245,280.5	49,129.7	294,410.2	166,944.0	461,354.2
Ad Valorem Taxes	- M$	314.2	0.0	314.2	1,216.4	1,530.6
Operating Expenses	- M$	602,731.0	87,679.8	690,411.3	207,104.3	897,515.3
Other Deductions	- M$	479,589.4	107,703.8	587,292.8	309,857.8	897,151.2
Investments	- M$	41,167.4	33,039.2	74,206.6	485,321.2	559,527.7
Net Operating Income (BFIT)	- M$	1,250,873.6	250,325.3	1,501,198.7	610,131.9	2,111,331.5
Discounted @ 10%	- M$	798,664.9	164,251.7	962,916.1	258,048.5	1,220,964.7
(Present Worth)

Northern Oil & Gas Inc. Interests

January 31, 2021

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow (net operating income) is after deducting taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

The oil reserves include oil and condensate. Oil volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (MCF) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested, oil and gas prices were adjusted to the following January 20, 2021 NYMEX strip price deck:

Year	WTI Cushing Oil Price $/BBL	Henry Hub Gas Price $/MMBTU
2021	52.16	2.69
2022	49.24	2.65
2023	47.47	2.53
2024	46.57	2.51
2025	46.14	2.56
Thereafter	46.14	2.56

Oil and gas prices were held constant beginning in 2025 at $46.14 per BBL and $2.56 per MMBTU, respectively. The base prices were adjusted for differentials on a per-property basis, which may include local basis differentials, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. Price differentials were calculated based on historical data and held constant.

Economic Parameters

Ownership was accepted as furnished and has not been independently confirmed. Oil and gas price differentials, gas shrinkage, ad valorem taxes, severance taxes, lease operating expenses and investments were calculated and prepared by NOG and were thoroughly reviewed by us for accuracy and completeness. Lease operating expenses were calculated based on historical lease operating statements. All economic parameters, including lease operating expenses and investments, were held constant (not escalated) throughout the life of these properties.

Risking

Reserves and economics were not risked for any of the properties in this evaluation. The reserves and economics shown herein are unrisked.

Reserves and Development

Reserves assigned to each producing well were based on a combination of forecasting methods including decline curve analysis (DCA), regional type curve fitting and analogy to offset production. For PDNP and/or PUD locations, reserves were assigned based on regional type curves, offset analogy and/or volumetric assessments. Reserves for each drilling location may also account for recent nearby wells that have demonstrated improved performance due to more modern completions.

Northern Oil & Gas Inc. Interests

January 31, 2021

The development schedule and capital estimates were prepared by NOG and applied as provided. Furthermore, NOG has relayed that they have the proper company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been included on commercial proved wells at the end of the economic life of the cases. The cost of plugging and salvage value of equipment at abandonment have not been included elsewhere herein.

The reserve classifications used herein (aka SPE-PRMS Definitions) conform to the criteria of the Society of Petroleum Engineers. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or Northern Oil & Gas Inc. and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this letter. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

/s/ Matthew K. Regan MATTHEW K. REGAN, P.E. VICE PRESIDENT